Exhibit 10.2.2

Letterhead of Venetian Macau Limited

May 1, 2013

Mr. Edward Tracy
Venetian Macau
Estrada da Baia de N Senhora da Esperanca
Taipa, Macao SAR
P.R. China

Subject: Contract Renewal

Dear Mr. Tracy,

On behalf of Venetian Macau Limited (the “Company”), I am pleased to offer you the following contract renewal based upon the revised terms and conditions in this letter and subject to all other terms and conditions contained in your Letter of Appointment for Executive and Supplemental Employment Terms Agreement dated August 4, 2010 and Offer Amendment Letter dated May 10, 2012, which remain in full force and effect, except those that conflict with and are modified/replaced by those in the present document:

1.	Effective Date: May 1st 2013

2.
Term: For the purpose of this contract renewal the initial terms of employment shall commence on May 1, 2013. The Term shall terminate upon the close of business on December 31, 2016. If for any reason the Employee is not able to maintain a valid Macau Work Permit or the Employer’s Employment Permit is revoked or expire, the term of this contract will automatically expire.

3.	Compensation Amendments: The terms of the Contract Renewal offer and acceptance letter dated May 10, 2012 are amended as follows:

a.
Base Salary: You will be paid an annual salary of USD One Million, Five Hundred Thousands (US$1,500,000) in Macau Patacas in monthly rests. Your salary will be reviewed annually in accordance with the Company’s remuneration policy applicable to senior executives of your rank and seniority.

b.
Incentive Plan: You will be eligible to participate in the Company’s incentive plan, which provides for incentive bonuses based on the achievement of individual and the Company’s performance goals. Your targeted annual incentive opportunity is one hundred percent (100%) of your Base Salary per annum.

Other than for cause, in the event that Company terminates your employment without cause, or your right to remain and work in Macau is revoked, or in case of termination due to disability, the Company shall pay you the prorated portion of any incentive bonus plus any other incentive payment calculated on annual basis to which you may be entitled.

Notwithstanding any other provision herein, any payment to you under the Company’s incentive plan is, in accord with Company policy payable at the sole and absolute discretion of the Company which shall not be unreasonably exercised.

c.
Restricted Stock Award: The Company shall take all steps necessary to ensure that its controlling shareholder Sands China Limited grant One Million (1,000,000) shares of Sands China Limited as restricted stock, to you. All of the said stock shall become vested and exercisable on December 31, 2016, or at such other date or dates as the parties may agree, subject to the required approval of the Sands China Limited’s Remuneration Committee and Board of Directors as well as any amendments to the Sands China Limited Incentive scheme as the Committee may deem necessary.

In the event that Company terminates your employment without cause, that your right to remain in Macau is revoked through no fault on your part, or in case of termination due to disability, the Company shall immediately take such steps as may be necessary to ensure that the said restricted stock is vested pro rata and that you be permitted to exercise the prorated portion of the restricted stock so awarded within ninety (90) days of the cessation of your employment.

4.           Prior Stock Options: In accord with the terms of the Contract Renewal offer and acceptance letter dated May 10, 2012, all Sands China limited options exercisable at August 26, 2013 shall remain exercisable upon the date.

5.           This letter shall be read together with and form an integral part of your original Letter of Appointment and the supplemental terms set out in the aforesaid Agreement dated August 4, 2010 and the Contract Renewal offer and acceptance letter dated May 10, 2012. To the extent that the terms of this Contract Renewal are inconsistent with any of the aforesaid prior agreements, the terms set out herein shall prevail.

6.           The parties shall be bound by the aforesaid terms upon the execution of this letter in the manner set out below. Please indicate your acceptance of the aforesaid terms and conditions by signing below and returning the signed copies to the Senior Vice President of Human Resource, no later than May 10, 2013.

Yours Sincerely,

For and on behalf of

Venetian Macau Limited

/s/ Antonio Ferreira

Mr Wu Shun Him (Antonio Ferreira)
Managing Director
Date: 8 May 2013

For and on behalf of

Sands China Limited

/s/ Michael A. Leven

Michael A. Leven
Director
Date: 3 May 2013

Accepted by:

/s/ Edward Tracy

TRACY, Edward Matthew
Date: 7 May 2013